                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON SEPTEMBER 9, 1998

                       FOUR CORNERS FINANCIAL CORPORATION
                                 370 East Avenue
                            Rochester, New York 14604

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of Four Corners Financial Corporation will be held at the offices of the Company located at 370 East Avenue, Rochester, New York 14604 on Wednesday, September 9, 1998 at 10:00 a.m. E.D.T. for the following purposes:

         1. To approve (a) the Board of Directors adoption of an Amendment to the Company's Restated Certificate of Incorporation providing for a reduction of the number of authorized shares of the Company's common stock from 15,000,000 authorized shares with a par value of $.04 per share to 150,000 authorized shares with a par value of $4.00 per share; (b) a 1 for 100 reverse stock split of the Company's currently issued and outstanding common stock; and (c) a cash payment in the amount of $12.00 times each fraction of a share resulting from such reverse stock split in lieu of the issuance of any resulting fractional shares (items (a), (b) and (c) constitute one proposal and will be referred to herein as the "Reverse Stock Split").

         2. To ratify and affirm the approval by the Shareholders of the 1 for 4 reverse stock split on July 29, 1992, and to authorize the payment by the Company of the indebtedness owed to Shareholders owning fractional shares resulting from the 1992 reverse stock split, together with the payment of simple interest on the amount of such indebtedness (the "Ratification and Payment Proposal").

         Accompanying this Notice is a Proxy and Proxy Statement. If you are unable to be present in person, please sign and date the enclosed form of Proxy and return it in the enclosed envelope which requires no postage. Only Shareholders of record at the close of business on August 4, 1998 will be entitled to vote at the Special Meeting and any adjournments thereof. The prompt return of your Proxy will save the expense of further communication.



                                       By the order of the Board of Directors

                                       /s/ Bernard J. Iacovangelo
                                       -----------------------------------
DATED: August 10, 1998                 BERNARD J. IACOVANGELO, Secretary

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                               PROXY STATEMENT FOR
                         SPECIAL MEETING OF SHAREHOLDERS

                       FOUR CORNERS FINANCIAL CORPORATION
                                 370 East Avenue
                            Rochester, New York 14604

                     Date of Proxy Statement: August 4, 1998
                        Date of Mailing: August 10, 1998

               Special Meeting of Shareholders: September 9, 1998

         The enclosed Proxy is solicited by The Board of Directors of Four Corners Financial Corporation (hereinafter the "Company"). Any Proxy given pursuant to this solicitation may be revoked by the Shareholder at any time prior to the voting of the Proxy. The signing of the form of Proxy will not preclude the Shareholder from attending the Special Meeting and voting in person. Shares represented by the Proxy will be voted in accordance with the directions of the Shareholder.

         All of the expenses involved in preparing and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending Proxy material to beneficial owners of stock.

         Holders of a majority of the issued and outstanding common stock of the Company must be present in person or by Proxy in order to establish a quorum for conducting business at the Special Meeting. Only record holders of the common stock at the close of business on August 4, 1998 are entitled to vote at the Special Meeting. On that day, 3,293,403 shares of the $.04 par value common stock of the Company were issued and outstanding. Each share is entitled to one vote at the Special Meeting.

SHAREHOLDERS ARE ENCOURAGED TO READ AND REVIEW CAREFULLY THIS PROXY STATEMENT AND THE FINANCIAL INFORMATION AND EXHIBITS INCLUDED HEREWITH. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

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                                  PROPOSAL ONE

         The Shareholders of the Company will be asked at the Special Meeting to consider, vote upon and approve the Reverse Stock Split.

THE REVERSE STOCK SPLIT - BACKGROUND

         On July 29, 1992, the Company's Board of Directors recommended and the Shareholders approved a 1 for 4 reverse stock split which became effective on July 31, 1992. The purpose of the 1992 reverse stock split was to stimulate interest in the Company's common stock which, prior to the split, had not been actively traded since February, 1989.

         The Board of Directors has concluded that the 1992 reverse stock split has not accomplished its purpose of generating an active market for the Company's common stock. As reported in the Company's Annual Report (Form 10-K) filed with the Securities and Exchange Commission for the Company's fiscal year ended December 31, 1997, there is no trading in the Company's common stock, such stock being listed in the pink sheets by the National Quotations Bureau, Inc. without bid and/or asked prices for all quarters in 1995, 1996 and 1997 respectively. This pattern has continued during the first and second quarters of fiscal 1998 and management believes that this trend will continue for the foreseeable future. See "Market Prices for Shares of Common Stock; Dividends."

         In light of the above circumstances, the Board, at its meeting held July 28, 1998, considered a proposal to convert the Company to private ownership. In reviewing the proposal, the Board considered the fact that, as indicated above, there has not been an active trading market for the Company's common stock since February, 1989, none has developed over the past decade despite management's efforts to stimulate market activity (including the 1992 reverse stock split) and management's belief that no significant trading in the Company's common stock is likely to develop in the foreseeable future. The Board also noted that management is unaware of any trades in the Company's common stock since the 1992 reverse stock split, even those of a privately negotiated nature. The Board further considered that the Company has not qualified and will not likely qualify in the foreseeable future to have its common stock eligible for listing on any national securities exchange or for registration on an inter-dealer quotation system of a registered national securities association, such as the National Association of Securities Dealers, Inc. ("NASD").

         Moreover, a significant number of the Company's Shareholders hold less than 250 shares. Of approximately 1,205 shareholders of record, 1,085 (approximately 90 percent of the Company's Shareholders) hold 250 or fewer shares of common stock. Thus, even if for any reason, an active market did develop for the Company's common stock, a significant number of Shareholders would nonetheless have limited opportunities to realize commensurate value for their shares since the sales of their shares would ordinarily involve disproportionately high brokerage commissions.

         At the same time, the Company has incurred, and, if the Company were to remain public, would continue to incur, substantial costs as the result of its registered status under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company annually incurs approximately $40,000 - $50,000 in costs associated with Exchange Act Compliance, including legal, auditing, and printing and computer related expenses, to prepare and file its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, reports and schedules required to be filed by the Company's officers, directors and largest shareholders, as well as proxy solicitation materials. The Company's management is also required to devote substantial time and attention to prepare and review these filings.

         The Board, given these circumstances, realized that the overwhelming largest proportion of the Company's Shareholders would not be in a position to realize upon the value of their shares, either by sale of their shares, or by way of dividends. See discussion under "Market Prices for Shares of Common Stock; Dividends." Moreover, the Board considered that the sale of the Company (involving the sale of all or substantially all of the Company's assets, the merger of the Company into or with another corporation, or other form of business combination) was not a feasible option at this time. The Board noted that no third party had expressed any interest in purchasing the assets of the Company, in merging with the Company, or otherwise in entering into a business combination with the Company. The Board considered that over the past number of years, informal discussions with prospective purchasers from time to time had generated no genuine interest in pursuing formal negotiations for the purchase of the Company.

         Based upon the above considerations, the Board concluded that neither the Company itself nor the Company's Shareholders are deriving any material benefit from the continued registration of the Company's common stock under the Exchange Act and that a conversion of the Company to private ownership was both appropriate and desirable.

GOING PRIVATE; CONSIDERATION OF
ALTERNATIVES TO REVERSE STOCK SPLIT

         At its July 28, 1998 meeting, the Board considered that, under rules promulgated by the Securities and Exchange Commission, it was necessary to reduce the number of record holders of the Company's common stock to less than 300 in order to "go private" and de-register its common stock under the Exchange Act. As the result of such de-registration, the Company's common stock would no longer be eligible for trading in the over-the-counter market or quoted in the Pink Sheets.

         The Board reviewed a number of alternatives to the Reverse Stock Split in order to convert the Company to private ownership. The Board determined that the first alternative considered, that of privately negotiated or open market purchases, would be cumbersome and in all likelihood, would not enable the Company, in any reasonable period of time, to purchase a significant number of shares of the Company's common stock to ensure the reduction of the number of the holders of the shares of its common stock to less than 300. The Board also determined that the legal and other transaction costs to implement this alternative would be substantially greater than the costs to implement the Reverse Stock Split.

         Similarly, the Board concluded that a Company tender offer on a shareholder-wide basis would not be feasible for the same reasons that the alternative of privately negotiated or open market purchases would not be feasible.

         As discussed above, the Board considered the possibility of a sale of the Company but concluded that the absence of genuine, prospective purchasers foreclosed this alternative.

         The Board also considered the alternative of additional public or private equity financing to enhance the marketability of the Company's common stock and concluded that this alternative would not be feasible. The Company would be required, given the current value of its shares, to sell a substantial number of additional shares of its common stock in order to create a larger "public float" in its common stock, resulting in the dilution of all of the current Shareholders' interest in the Company. There would be no guarantee that such an alternative would create a more active market in the Company's common stock; however, the Company would remain subject to the regulatory and reporting requirements of the Exchange Act.

         At its July 28, 1998 meeting, therefore, the Board concluded that the Reverse Stock Split, including the payment of cash consideration in lieu of issuing fractional shares, was the most expeditious, efficient and cost effective method of converting the Company to private ownership.

THE REVERSE STOCK SPLIT - PURPOSE

         The purpose of the proposed Reverse Stock Split is to cause the Company to become a privately-owned corporation in a manner that is both fair to the Company and to its Shareholders. As discussed above, management believes that the Company and its Shareholders do not derive significant benefit from the Company's status as a public company, including the development of a market of consequence for its shares of common stock and the appreciation in value as the result of the public trading of such stock. On the other hand, the conversion of the Company from a public, reporting company to a private, non-reporting company will result in substantial benefits to the Company, including elimination of the substantial costs it incurs each year as the result of its reporting obligations.

         The proposed Reverse Stock Split will afford approximately 1,138 Shareholders to receive cash consideration for all or a portion of their equity position in the Company which is, in the reasonable belief of the Board of Directors, a fair price for such equity position, without such persons incurring the attendant costs of sale. The Board considered its payment of cash consideration to be significant, given the fact that there is not now and will not likely in the future develop a market of consequence for the shares of the Company's common stock to permit any significant trading of such shares. Moreover, the Company's operational and financial constraints, as reported in the Company's 10-K for the Company's fiscal year ended December 31, 1997, now prevent and likely in the foreseeable future will prevent the payment of any dividends from earnings of the Company to the Shareholders as well as any substantial appreciation in the future value of the Shareholders' shares.

THE REVERSE STOCK SPLIT - STRUCTURE AND
PAYMENT OF CASH CONSIDERATION

         If the Reverse Stock Split is approved by the Shareholders at the Special Meeting, the Company expects to file a Certificate of Amendment to the Company's Restated Certificate of Incorporation ("Certificate of Amendment") with the Secretary of State of the State of Delaware on or around September 10, 1998 (the "Effective Date") in order to effectuate the Reverse Stock Split. The form of the Certificate of Amendment is attached as Exhibit A to this Proxy Statement.

         Pursuant to the terms of the Certificate of Amendment, on the Effective Date, the authorized shares of the Company's common stock will be reduced from 15,000,000 authorized shares with a par value of $.04 per share to 150,000 authorized shares with a par value of $4.00 per share. On the Effective Date, each 100 shares of the Company's common stock, $.04 par value per share, issued and outstanding immediately prior to the Effective Date will be automatically converted into 1 share of the Company's common stock, with a par value of $4.00 per share.

         The Board has determined, as is permitted under Delaware law, to make a cash payment in lieu of the issuance of fractional shares. Consequently, a cash payment of $12.00 times each fraction of a share resulting from such 1 to 100 Reverse Stock Split will be made, in lieu of the issuance of any fractional shares, to those Shareholders who, after the Reverse Stock Split, own a fractional share of common stock.

         Within 10 days after the Effective Date, the Company will mail to each Shareholder a notice of the filing of the Certificate of Amendment (the "Notice of Filing") and a Letter of Transmittal (the "Letter of Transmittal") containing instructions with respect to the submission of stock certificate(s) to be exchanged for new stock certificate(s) representative of the number of whole shares owned by each Shareholder after the effectiveness of the Reverse Stock Split. The Letter of Transmittal will also contain instructions with respect to the submission of stock certificate(s) in exchange for the cash consideration to be paid by the Company in lieu of the issuance of a certificate representing fractional shares of common stock.

THE NOTICE OF FILING AND THE LETTER OF TRANSMITTAL WILL BE TRANSMITTED BY THE COMPANY TO THE SHAREHOLDERS AT A DATE SUBSEQUENT TO THE EFFECTIVE DATE. SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THE NOTICE OF FILING AND LETTER OF TRANSMITTAL ARE RECEIVED AND SHOULD SURRENDER THEIR CERTIFICATES ONLY WITH THE RETURN OF THE LETTER OF TRANSMITTAL TO THE COMPANY'S TRANSFER AGENT AND ONLY IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE LETTER OF TRANSMITTAL.

         There will be no service charges payable by the Shareholders in connection with the exchange of stock certificates or with the payment of cash consideration in lieu of the issuance of fractional shares of common stock upon the effectiveness of the Reverse Stock Split. These costs, if any, will be borne by the Company.

THE REVERSE STOCK SPLIT - FAIRNESS

         The Board of Directors, at its meeting held July 28, 1998, considered the fairness of the proposed Reverse Stock Split. The Board unanimously concluded that, for the reasons set forth above, the Reverse Stock Split, is fair to, and in the best interests of, both the Company and its Shareholders. In this regard, the Board did not structure the Reverse Stock Split to require the approval of at least a majority of the Company's nonaffiliated Shareholders, nor did retain a nonaffiliated representative to act solely on behalf of nonaffiliated shareholders for purposes of negotiating the terms of the Reverse Stock Split or preparing a report with respect to the fairness of the Reverse Stock Split. The Board concluded that, despite not so structuring the transaction and not so retaining such a representative, the Reverse Stock Split is fair to the Company's nonaffiliated Shareholders.

         The Board was aware that the Reverse Stock Split presented potential or actual conflicts of interest between the Company and members of its Board of Directors in their capacity as affiliated Shareholders and, despite such potential or actual conflicts of interest, concluded that the Reverse Stock Split is fair to the Company and to the nonaffiliated Shareholders.

         The Board determined, as part of its consideration of the fairness of the proposed Reverse Stock Split, that it would commission its independent accounting firm, Bonadio & Co., LLP, to conduct an independent appraisal of the Company's common stock as of the most reasonable practicable date. On July 28, 1998, Bonadio & Co., LLP submitted its appraisal to the Board and such appraised value of the Company's common stock has been utilized by the Board in establishing the cash consideration to be paid to Shareholders owing fractions of shares after the effectiveness of the Reverse Stock Split. The report of Bonadio & Co., LLP is found as Exhibit B to this Proxy Statement.

THE REVERSE STOCK SPLIT - CERTAIN EFFECTS

         If the Reverse Stock Split is approved by the Company's Shareholders, upon the Effective Date, the number of authorized shares of common stock will be decreased from 15,000,000 shares with a par value of $.04 per share to 150,000 shares with a par value of $4.00 per share. The number of issued and outstanding shares of common stock will be decreased from 3,293,403 shares to 32,723 shares. The number of shareholders of record will be decreased from 1,205 to 175. Shareholders of the Company who, after the effectiveness of the Reverse Stock Split, remain as Shareholders of the Company will have their proportionate interest in the Company increased from 99.4% to 100%. Each share of common stock owned by Shareholders which would upon conversion represent a fraction of a share will be automatically converted into the right to receive from the Company, in lieu of fractional shares of common stock, cash in the amount of $12.00 times the fraction of shares such Shareholders otherwise would have received. Shareholders owning less than 100 shares of common stock immediately prior to the Reverse Stock Split will cease to be Shareholders or have any equity interest in the Company and, therefore, will not share in its future earnings and growth, if any, will not have any right to vote on any future corporate matters, and would not share in liquidation proceeds, if any, if the Company were to dissolve.

         The shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated by application of the Company to the Securities and Exchange Commission, if the Company has fewer than 300 record holders of its shares of common stock. If the Reverse Stock Split is approved, upon the Effective Date, the Company will have fewer than 300 record holders of its common stock. The Company currently intends to make an application to the Securities and Exchange Commission for termination of the registration of its common stock as promptly as possible after the filing of the Certificate of Amendment.

         If the Reverse Stock Split is approved, the Certificate of Amendment filed and, as contemplated, the shares of the Company's common stock are deregistered under the Exchange Act, there will not be any market available for trading the Company's shares of common stock. Consequently, the only avenue available for a Shareholder to realize value upon his ownership of the Company's common stock would be privately-negotiated transactions or management's ability to locate one or more potential third-party purchasers for the Company's assets and/or stock.

         In addition, deregistration would substantially reduce the information required to be furnished by the Company to its Shareholders, would make certain, otherwise applicable provisions, of the Exchange Act, such as the short-swing profit recovery provisions of section 16(b), the requirement of furnishing a proxy statement in connection with Shareholder meetings pursuant to section 14(a), inapplicable and would eliminate the requirement that the Company prepare and file annual, quarterly and current reports under cover of Form 10-K, Form 10-Q and Form 8-K with the Securities and Exchange Commission.

PLANS FOR THE COMPANY AFTER THE REVERSE STOCK SPLIT

         Except as indicated in this Proxy Statement, after the consummation of the Reverse Stock Split, the Company does not have any present plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company including, but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer or any material change in the present dividend rate or policy or indebtedness or capitalization of the Company. Upon consummation of the Reverse Stock Split, the assets, business, and operations of the Company will be continued substantially as they are currently being conducted as more fully set forth in the Company's annual report (Form 10-K) for the fiscal year ended December 31, 1997.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The receipt by any Shareholder of cash in lieu of fractional shares of common stock pursuant to the Reverse Stock Split (the "Fractional Shareholder") will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code").

         Under Section 302 of the Code, a Fractional Shareholder will recognize gain or loss upon receiving cash in lieu of fractional shares of common stock if
(i) the Reverse Stock Split results in a "complete redemption" of all of the Fractional Shareholder's shares of common stock, (ii) the receipt of cash is "substantially disproportionate" with respect to the Fractional Shareholder, or
(iii) the receipt of cash is "not essentially equivalent to a dividend" with respect to the Fractional Shareholder. These three tests are applied by taking into account not only shares that a Fractional Shareholder actually owns, but also shares that a Fractional Shareholder constructively owns pursuant to
Section 318 of the Code.

         If any one of these three tests is satisfied, the Fractional Shareholder will recognize gain or loss equal to the difference between the amount of cash received by the Fractional Shareholder pursuant to the Reverse Stock Split and the tax basis in the existing shares of common stock owned by the Fractional Shareholder immediately prior to the Effective Date of the Reverse Stock Split. Provided that such shares of common stock constitute a capital asset in the hands of the Fractional Shareholder, this gain or loss will be taxed at a maximum rate of 20% if the shares of Common Stock have been held for at least eighteen months, at a maximum rate of 28% if held for more than 12 but less than 18 months and will be short-term capital gain or loss if the shares of Common Stock are held for one year or less.

         It is anticipated that most Fractional Shareholders will qualify for capital gain or loss treatment as a result of satisfying the "complete redemption" requirements. However, if a Fractional Shareholder is unable to satisfy such test because of the constructive ownership rules and further, is unable to satisfy either of the other two tests described above, such Fractional Shareholders will be taxed will be treated under the distribution rules of
Section 301 of the Code. Generally, pursuant to Section 301 of the Code, a distribution of cash by a corporation to its Shareholders is considered a taxable dividend in an amount equal to the entire amount of cash received by such Shareholder to the extent of the earnings and profits, both current and accumulated, of such corporation. The Company does not have any current or accumulated earnings and profits. Accordingly, a Fractional Shareholder who does not qualify for capital gain or loss treatment under the above described Section 302 rules will nonetheless qualify for capital gain or loss treatment under the distribution rules of Section 301.

         The receipt of new shares of common stock by Shareholders as a result of the Reverse Stock Split in exchange for such Shareholders' shares will be a nontaxable transaction for federal income tax purposes. Consequently, a Shareholder (whether or not a Fractional Shareholder) receiving new shares of common stock will not recognize gain or loss, or dividend income, as a result of the Reverse Stock Split with respect to such shares received. In addition, the basis and holding period attributed to the new shares of common stock will carry over as the basis and holding period of such Shareholder's new shares of common stock.

THE FOREGOING IS ONLY A GENERAL DESCRIPTION OF CERTAIN OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THE SHAREHOLDERS WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR SHAREHOLDER. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE REVERSE STOCK SPLIT (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

THE REVERSE STOCK SPLIT - EXPENSES

         The Company estimates that fees and expenses incurred or to be incurred by the Company in connection with the Reverse Stock Split will be approximately $35,000, consisting of the payment of the cash consideration, legal and accounting fees, appraisal fees, printing and mailing costs, Securities and Exchange Commission filing fees and miscellaneous expenses. The Company has paid or will be responsible for paying all of such expenses. It will pay such expenses, including the cash consideration, from its general working capital. It will not borrow any funds to pay these expenses.

THE REVERSE STOCK SPLIT - APPRAISAL RIGHTS

         Under the Delaware General Corporation Law, the existing holders of the Company's common stock are not entitled to dissenters' rights of appraisal in connection with the consummation of the Reverse Stock Split .

THE REVERSE STOCK SPLIT - RECOMMENDATION OF THE
BOARD OF DIRECTORS

         The Board of Directors, at its meeting held July 28, 1998, considered and reviewed the Reverse Stock Split and concluded that the Reverse Stock Split is fair and in the best interests of the Company and its Shareholders and unanimously approved the Reverse Stock Split.

         The Board of Directors unanimously recommends that the Shareholders vote for approval of the Reverse Stock Split. In this connection, the directors and executive officers of the Company have agreed that they will vote all of their shares in favor of the Reverse Stock Split.

THE REVERSE STOCK SPLIT - VOTING; VOTE REQUIRED

         The proposed Reverse Stock Split must be approved by a vote of not less than a majority of the total number of votes cast at the Special Meeting (including abstentions) in person or by Proxy.

         Broker non-votes will not be treated as votes cast or shares entitled to vote on matters as to which the applicable rules of the National Association of Securities Dealers, Inc. withhold the broker's authority to vote in the absence of direction from the beneficial owner. Non-broker Shareholders who are present in person or by Proxy and have the legal authority to vote their shares but who abstain from voting will adversely affect the outcome of this Proposal.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                  PROPOSAL TWO

         The Shareholders of the Company will be asked at the Special Meeting to consider, vote upon and approve the Ratification and Payment Proposal.

         On July 29, 1992, the Company's Board of Directors recommended and the Shareholders approved a 1 for 4 reverse stock split which, upon the Company's filing of a Restated Certificate of Incorporation on July 31, 1992 with the Secretary of State of the State of Delaware, became effective on July 31, 1992. As the result of the 1992 reverse stock split, the number of authorized shares of the Company's common stock was reduced from 30,000,000 authorized shares with a par value of $.01 per share to 15,000,000 authorized shares with a par value of $.04 per share. Each 4 shares of the Company's common stock, $.01 par value per share, issued and outstanding immediately prior to July 31, 1992 were automatically converted into 1 share of the Company's common stock with a par value of $.04 per share.

         As part of the 1992 reverse stock split, the Company's Board authorized and the Company's Shareholders approved a cash payment of $3.00 times the fraction of a share to which a Shareholder otherwise would have been entitled, in lieu of the issuance of fractional shares.

         The legal effect of the 1992 reverse stock split was to reduce the outstanding number of shares held by Shareholders as of July 31, 1992 by a factor of 4. In addition, each Shareholder who owned a fraction of shares of common stock as a result of the 1992 reverse stock split became a creditor of the Company to the extent of the fraction times $3.00.

         Despite the legal effectiveness of the 1992 reverse stock split, a significant number of Shareholders did not exchange their pre-1992 reverse split stock certificates for post-1992 reverse split stock certificates. In addition, the Company did not make payment of the cash consideration owing to Shareholders owning fractions of shares.

         In conjunction with its approval of the 1 for 100 Reverse Stock Split at its meeting held on July 28, 1998, the Board concluded that it would be appropriate to recommend to the Company's Shareholders that they ratify the action taken by the Shareholders approving the 1992 reverse stock split and authorize the payment by the Company of the indebtedness owed to the Shareholders owning fractional shares as a result of the 1992 reverse split, together with payment of simple interest at the rate of 10% per year on the amount of said indebtedness to the date of payment.

         The Company estimates that the expenses to be incurred by the Company in connection with the Ratification and Payment Proposal, including payment of simple interest at the rate of 10% annually calculated from July 31, 1992 to the date of payment will be approximately $1,700.00.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         Based upon the above, the Board of Directors at it meeting held July 28, 1998 unanimously approved the Ratification and Payment Proposal.

         The Board of Directors unanimously recommends that the Shareholders vote for approval of the Ratification and Payment Proposal. In this connection, the directors and executive officers of the Company have agreed that they all vote all of their shares in favor of the Ratification and Payment Proposal.

VOTING; VOTES REQUIRED

         The proposed Reverse Stock Split must be approved by a vote of not less than a majority of the total number of votes cast at the Special Meeting (including abstentions) in person or by Proxy.

         Broker non-votes will not be treated as votes cast or shares entitled to vote on matters as to which the applicable rules of the National Association of Securities Dealers, Inc. withhold the broker's authority to vote in the absence of direction from the beneficial owner. Non-broker Shareholders who are present in person or by Proxy and have the legal authority to vote their shares but who abstain from voting will adversely affect the outcome of this Proposal.

MARKET PRICES FOR SHARES OF COMMON STOCK; DIVIDENDS
AND COMMON STOCK INFORMATION

         There is a very limited trading in the Company's Common Stock. The range of high and low bid prices and high and low asked prices for the years 1995, 1996 and 1997 is shown below, as reported by the National Quotations Bureau, Inc. and as adjusted to reflect the Company's 1 for 4 reverse stock split which became effective July 31, 1992.

COMMON STOCK DATA

         1995                      BID                     ASKED
         ----                      ---                     -----
         1ST Quarter            *Unpriced                *Unpriced
         2nd  Quarter           *Unpriced                *Unpriced
         3rd Quarter            *Unpriced                *Unpriced
         4th Quarter            *Unpriced                *Unpriced

         1996
         ----
         1ST Quarter            *Unpriced                *Unpriced
         2nd  Quarter           *Unpriced                *Unpriced
         3rd Quarter            *Unpriced                *Unpriced
         4th Quarter            *Unpriced                *Unpriced

         1997
         ----
         1st Quarter            *Unpriced                *Unpriced
         2nd  Quarter           *Unpriced                *Unpriced
         3rd Quarter            *Unpriced                *Unpriced
         4th Quarter            *Unpriced                *Unpriced
         February 16, 1989    $2.00 $2.00              $3.00 $3.00

* = Listed in pink sheets without prices.

         The above quotations represent prices between dealers and do not include retail markup, markdown or commission. They do not represent actual transactions and have not been adjusted for stock dividends or splits.

         The Company's agreement with its Bank places a restriction on its payment of dividends. No dividends were declared or paid during 1995, 1996 or 1997.

         On August 4, 1998 the Company had 1,205 holders of record of its common stock.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table names the directors and indicates their age, their position with the Company or their principal occupation or employment, and the approximate number of shares of Common Stock beneficially owned by each director and all directors and officers as a group as of August 4, 1998.

Name               Age      Position with the Company or        Director Since          Shares of Common Stock     Percent of
                            Principal Occupation                                        Beneficially owned         Class
----               ---      ----------------------------        --------------          ----------------------     ----------
Frank B.           58       President and Treasurer(1)               1987                  1,366,339 (3)             40.92%
Iacovangelo

Bernard J.         50       Vice President Secretary(1)              1987                  1,376,339 (4)             41.22%
Iacovangelo

William S.         48       Executive Vice President and             1992                    140,758 (5)              4.22%
Gagliano                    Director(1)

Anthony M.         57       President, Director and                  1987                     87,913 (6)              2.64%
Iacovangelo                 principal shareholder of
                            Faber Construction., Inc.
                            Rochester, NY(2)

All Directors and Officers of the Company as a group (four persons)                        2,971,349 (3)(4)(5)(6)    88.99%


(1) From 1987 until June 1989, Frank B. Iacovangelo was a director, and on an interim basis for a period of approximately 11 months was Chairman of the Board of Charlie Bubbles, Ltd. food service business which filed a petition under Chapter 11 of the U.S. Bankruptcy Code on November 20, 1989.

(2) During the past five years, Anthony Iacovangelo has also been an owner of numerous real estate projects.

(3) Includes 300,000 shares owned by children of Frank B. Iacovangelo, beneficial ownership of which is disclaimed. Also includes 40% of the 368,879 shares owned by Wegman Building Associates, a partnership in which Frank Iacovangelo owns a 40% interest.

(4) Includes 500,000 shares owned by a Trust for the benefit of Bernard J. Iacovangelo's children, the Trustees of which are Mr. Iacovangelo's wife, Patricia, and his brother, Frank. Mr. Iacovangelo disclaims beneficial ownership of these shares. Also includes 40% of the 368,879 shares owned by Wegman Building Associates, a partnership in which Bernard Iacovangelo has a 40% interest.

(5)  Includes an option to purchase 125,000 shares of Common Stock.

(6) Includes 10% of the 368,869 shares owned by Wegman Building Associates, a partnership in which Anthony Iacovangelo has a 10% interest. Also includes options to purchase 1,000 shares of Common Stock.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of August 4, 1998 showing all persons who, to the Company's knowledge, were beneficial owners of 5% or more of any class of its shares. All persons listed below has sole voting and investment power with respect to their shares unless otherwise indicated.


                                 Amount and Nature of             Percent of
Name and Address                 Beneficial Ownership               Class
----------------                 --------------------               -----

Frank B. Iacovangelo              1,366,339 (1) (3)                40.92%
39 State Street
Rochester, NY  14614

Bernard J. Iacovangelo            1,376,339 (2) (3)                41.22%
39 State Street
Rochester, NY  14614

Wegman Building Associates          368,879 (3)                    11.05%
39 State Street
Rochester, NY  14614

(1) Includes 300,000 shares owned by children of Frank B. Iacovangelo, beneficial ownership of which is disclaimed. Also includes 40% of the 368,879 shares owned by Wegman Building Associates, a partnership in which Mr. Iacovangelo has a 40% interest.

(2) Includes 500,000 shares owned by a Trust for the benefit of Bernard J. Iacovangelo's children, the Trustees of which are Mr. Iacovangelo's wife, Patricia, and his brother, Frank. Mr. Iacovangelo disclaims beneficial ownership of these shares. Also includes 40% of the 368,879 shares owned by Wegman Building Associates, a partnership in which Bernard

     Iacovangelo has a 40% interest.

(3) Wegman Building Associates is a general partnership in which Messrs. Frank, Bernard and Anthony Iacovangelo have a 40%, 40% and 10% interest, respectively. They have shared voting and investment power with respect to the shares owned by the partnership.

HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

         The Company hereby incorporates by reference the financial information contained in Part II, Item 8 of the Company's 1997 10-K, the report of the independent accountants thereon contained in Part II, Item 8 of the 1997 10-K, and Management 's Discussion and Analysis of Financial Condition and Results of Operations contained in Part II, Item 7 of its 1997 10-K.

         The Company hereby incorporates by reference the financial information contained in Part I, Item 1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Part I, Item 2 of the March, 1998 10-Q.

INDEPENDENT PUBLIC ACCOUNTANTS

         The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 incorporated by reference in this Proxy Statement, have been audited by Bonadio & Co., LLP, independent public accountants, as stated in his report with respect thereto. It is expected that Mr. Bonadio will be present at the Special Meeting to respond to appropriate questions of Shareholders of the Company.

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

         The pro forma consolidated financial information of the Company attached as Exhibit C to this Proxy Statement is based on and should be read in conjunction with the consolidated financial statements of the Company as of and for the year ended December 31, 1997 and as of and for the three months ended March 31, 1998, both incorporated by reference (from the Company's 1997 Form 10-K, and the March 31, 1998 Form 10-Q) in this Proxy Statement. The pro forma balance sheet as of March 31, 1998 gives effect to the going-private transaction and the Reverse Stock Split as if it had been consummated at March 31, 1998. The pro forma statements of income reflect the above-mentioned transaction as of the first day of the respective statements.

         The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable in the circumstances. The pro forma consolidated financial information purports neither to represent what the Company's results of operations would actually have been if the Reverse Stock Split and going private transaction had occurred on January 1, 1997 and January 1, 1998, respectively, nor to project the Company's financial position or results of operations for any future date or period.

ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional office of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

         Shareholders may obtain a copy of the Company's Annual Report (Form 10-K) for the fiscal year ended December 31, 1997 and the Company's Quarterly Report (Form 10-Q) for the fiscal quarter ended March 31, 1998, as filed with the Securities and Exchange Commission, by writing the Company, 370 East Avenue, Rochester, New York 14604, Attention: William S. Gagliano, Executive Vice President.

         This Proxy Statement includes information required by the SEC to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. In accordance with that rule, the Company has filed with the SEC, under the Exchange Act, a Rule 13E-3 Transaction Statement with respect to the Reverse Stock Split. This Proxy Statement does not contain all of the information set forth in the Rule 13E-3 Transaction Statement, parts of which are omitted in accordance with the regulations of the SEC. The Rule 13E-3 Transaction Statement, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection and copying at the offices of the SEC as set forth above.

VOTING OF PROXIES

         The shares represented by all valid Proxies received will be voted in the manner specified on the Proxies. Where specific choices (including abstentions) with respect to each Proposal are not indicated, THE SHARES REPRESENTED BY ALL VALID PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THAT PROPOSAL.

     The Board of Directors unanimously recommends that the Shareholders vote "FOR" Proposals 1 and 2.


                               By the order of the Board of Directors

                                /s/ Bernard J. Iacovangelo
                               -----------------------------------,
                               BERNARD J. IACOVANGELO, Secretary

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       FOUR CORNERS FINANCIAL CORPORATION

FOUR CORNERS FINANCIAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the Shareholders of the Corporation for consideration thereof

2. That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the Shareholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3. Article FOURTH of the Corporation's Certificate of Incorporation is hereby deleted and the following substituted therefor, for the purposes of (a) increasing the par value per share of the authorized shares of the Corporation, and (b) decreasing the issued and unissued authorized shares of the Corporation:

          FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Fifty Thousand (150,000) shares of Common Stock have a par value of $4.00 per share.

4. At 5:00 p.m. on the date of filing this Certificate of Amendment, all issued shares of Common Stock shall be automatically combined at the rate of one-for-one hundred and the par value per share thereof shall automatically be increased from $.04 per share to $4.00 per share, without further action on the part of the holders thereof or this Corporation. No fractional shares will be issued.

5. The foregoing amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, I have duly signed and executed this Certificate and affirm under the penalties of perjury that all its contents are true and complete.


                                            FOUR CORNERS FINANCIAL CORPORATION

Dated:  September ____, 1998                By:
                                               ---------------------------------
                                               BERNARD J. IACOVANGELO, Secretary

                                    EXHIBIT B

                             Valuation Report of the
                            Fair Market Value of the

                                 Common Stock of
                       Four Corners Financial Corporation

                              as of March 31, 1998

                       [LETTERHEAD OF BONADIO & Co., LLP]

                                                                   July 15, 1998

Mr. William Gagliano
Four Corners Financial Corporation
370 East Avenue
Rochester, NY 14604

Re:  Valuation of Four Corners Financial Corporation

Dear Mr. Gagliano:

We have been engaged by Four Corners Financial Corporation and its wholly owned subsidiary Four Corners Abstract Corporation (the "Company") to provide our opinion of the Fair Market Value of a minority interest in the Company as of March 31, 1998. The valuation is to be used to provide a basis for valuing company stock for purposes of a stock repurchase.

We have used a valuation date of March 31, 1998 for our report, since this is the date of the most recent 10-Q filing. Based on our discussion with management, and our further review of the capital markets, we believe that the Fair Market Value of the Company's common stock as of March 31, 1998 reasonably represents its Fair Market Value as of the current date. Under the terms of the engagement, we have no responsibility to update this report for events and circumstances which may occur after the valuation date.

Based on information contained in the detailed narrative report which follows, it is our opinion that the Fair Market Value of a minority interest in the Company's common stock as of March 31, 1998 is $.12 per share before the pending reverse stock split of 1 to 100; or $12 per share after the pending stock split.

The opinions expressed in this valuation are contingent upon the assumptions and limiting conditions set forth in Appendix A to the report.

                                               Respectfully submitted,

                                               BONADIO & CO., LLP

                                               by /s/ Thomas F. Bonadio, CPA
                                                  ---------------------------
                                                  Thomas F. Bonadio, CPA

                                               by /s/ Douglas P. Sosnowski, CPA
                                                  -----------------------------
                                                  Douglas P. Sosnowski, CPA

                                TABLE OF CONTENTS

                                                                            Page

OPINION OF VALUE

VALUATION REPORT...............................................................1

NATURE AND HISTORY OF THE COMPANY..............................................3

ECONOMIC AND INDUSTRY CONDITIONS...............................................9

FINANCIAL ANALYSIS OF THE COMPANY.............................................10

VALUATION METHODS
     METHODOLOGY..............................................................13
     CAPITALIZATION OF EARNINGS METHOD........................................14

VALUATION SUMMARY.............................................................17

EXHIBITS:

   I.   Historical Financial Information of Four Corners Financial Corporation
        and Subsidiary........................................................18

APPENDICES:

   A.   Assumptions and Limiting Conditions...................................21
   B.   Appraisers' Certificate...............................................22
   C.   Statements of Qualifications...................................23  -  24

                       FOUR CORNERS FINANCIAL CORPORATION

                                VALUATION REPORT

OBJECTIVE

The objective of our analysis is to provide an independent opinion of the Fair Market Value of the common stock of Four Corners Financial Corporation as of March 31, 1998. This report provides a detailed narrative explanation of the methods, procedures, and calculations used to arrive at our opinion of Fair Market Value. The purpose of this valuation is to provide a basis for valuing the stock of the Company for purposes of a stock repurchase. Our analysis was conducted for this purpose only and should not be used for any other purpose.

Our opinion of Fair Market Value is the result of a detailed analysis including data accumulations, qualitative analysis, financial analysis, and selection of appropriate valuation criteria. All of the foregoing have been combined with informed professional judgment to produce a reasonable opinion of Fair Market Value.

Fair Market Value is defined as the value, expressed in cash or its equivalent, at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

Our valuation of the common stock of Four Corners Financial Corporation as of March 31, 1998 was performed in a manner consistent with the guidelines set forth in Revenue Ruling 59-60, C.B. 1959-1, 237. Although this Revenue Ruling was originally formulated for federal estate and gift tax purposes, its general approaches, methods, and factors to be considered embody the operational characteristics that willing buyers and willing sellers consider in buying or selling stock in most closely held businesses. Although our valuation is intended to estimate Fair Market Value, the true value can only be determined by bona fide negotiations between a willing buyer and seller.

In addition, our opinion of Fair Market Value relied on a "value in use" or going concern premise. This premise assumes that Four Corners Financial Corporation is an ongoing business enterprise with management operating in a rational way with a goal of maximizing shareholder value.

Our analysis considers those facts and circumstances present at Four Corners Financial Corporation at the Valuation Date. Our opinion would likely be different if another Valuation Date was used.

APPRAISAL PROCEDURES

Our analysis began with the review of certain information relating to the financial and operational performance of the Company. This information included the financial statements and tax returns of the Company for the years ended December 31, 1993 through 1997.

We also utilized information obtained through analytical reviews of significant accounts, trend analysis, accounting policies and procedures, management questionnaires and discussions, receivable collection history, business litigation issues, sales analyses, etc. This information and our extensive knowledge of the Company operating history was extremely useful in performing this valuation.

As part of our procedures, we conducted an interview with William Gagliano, Executive Vice President of the Company.

After we collected the information received from the Company or obtained from our own resources, we analyzed this information in order to select the methods of valuation applicable to this assignment. We arrived at our opinion of value using generally accepted valuation approaches and methods, including the capitalization of earnings method. We also considered but did not use a net asset method because the Company does not hold significant tangible assets. The guideline company method was also considered. However, a publicly traded company in a similar business with similar operating characteristics could not be located.

EXTERNAL SOURCES OF INFORMATION

To aid us in our analysis of the Company, we consulted a number of publicly available sources of information. Numerous financial publications and databases were consulted including the EDGAR database of the Securities and Exchange Commission, MergerStat Review, Hoover's Online, and Ibbotson Associates' Stocks, Bonds, Bills and Inflation 1998 Yearbook.

We also obtained information concerning the title insurance industry from various sources including the 10-K filings and Annual Reports of insurance underwriters.

These sources, together with the other analyses referred to later in this report, form the basis of our comments concerning the Company and its industry.

                        NATURE AND HISTORY OF THE COMPANY

HISTORY AND OPERATIONS

Four Corners Financial Corporation is a holding company which was incorporated in the state of New York in 1974. The Company acquired its wholly owned subsidiary, Four Corners Abstract Corporation, on April 12, 1988. The Company operates from its home office in Rochester, New York and five branch offices located in Albany, Buffalo, Syracuse, Utica and Binghamton, New York.

The Company through its subsidiary, provides services and products including real estate title searching, preparation of abstracts of title, and issuance of title insurance as an agent for certain national underwriting companies. Other services and products include abstract storage and settlement/escrow closing services. All of the Company's services and products may be required in connection with the mortgaging, sale or purchase of commercial or residential real property.

Substantially all of the Company's revenues were derived from its abstracting and title insurance services. Although all of the Company's services and products can be obtained from other vendors at prices comparable to those of the Company, the Company believes that dealing with a single source for all of these products is convenient for customers and helps to reduce the time required for the performance of these services for a particular real estate transaction. Through its Corporate Customer Service Department located in Rochester, New York, using a statewide network of service providers, the Company is able to perform these title services virtually anywhere in New York State.

Response time is important in many real estate transactions and the ability of the Company to provide its services and products in a timely manner is significant in the attraction and retention of customers.

The Company's products and services are categorized as abstracts, title insurance, and appraisals. Each category is described below.

Abstracts -

The purchase, sale, leasing and financing of a parcel of real estate in New York State outside of New York City, usually require the preparation of an abstract of title. The abstract is a summary of each transaction affecting the parcel which is reflected in the records of the Clerk of the County where the subject property is located. The abstract is examined by attorneys and others to determine prior interests in, or encumbrances on, the property which have to be disposed of in order to have "clear" title. The information used to create or redate an abstract is obtained by title searchers, that is, persons who search various official records for interest which may affect the ownership interest in, or title to, real property. Such interests may include real property taxes, corporation franchise taxes, bankruptcies, mechanics liens, income tax or sales tax liens, litigation liens, judgment liens, security interests in fixtures and mortgages as well as interests of prior owners (including deceased owners) which have not been adequately transferred. Title searchers summarize their findings and deliver them to word processors who produce the abstract of title.

An abstract usually exists for most properties. Thus, the Company is most often requested merely to "redate" it. This involves examining the records only from the date of the last transaction summarized in the abstract. However, where no abstract is available or when newly subdivided parcels are involved, a new abstract is created starting with a warranty deed which meets the local standards for title certification.

The information contained in abstracts which the Company creates or redates is indexed and retained by the Company, becoming part of its "title plant". These "back titles are valuable assets which facilitate the preparation and redating of future abstracts. The title plant also aids the expeditious preparation of title insurance reports and policies.

Abstracts (Continued) -

The Company also offers an abstract storage service. When mortgages are placed on real property, the bank or mortgage company usually retains the abstract of title. Thus, a large volume mortgagee would require substantial storage space as well as numerous personnel to index, store and retrieve these abstracts. Through its abstract storage service, the Company picks up these abstracts and stores them for the lender, redelivering them when requested. At the present time, the Company stores approximately 15,000 abstracts. The Company does not charge for this service but believes that it helps to generate abstract "redating" revenues, since a person needing a redate of an abstract stored by the Company can, by ordering that redate from the Company, avoid having to deliver the abstract elsewhere for the redate.

Abstract and title companies are often asked to act as an escrow closing agent in a real estate transaction. This practice is allowable under New York State law. In this capacity, usually as a function of providing title insurance on real estate, the Company is asked to hold funds in escrow bank accounts until certain requirements are met or title defects are cured by the parties involved in the transaction. For this service the Company charges a fee based upon the length of time which the funds are to be held and/or the number of transactions (deposits, checks) to be handled. Also, the Company acts as a conduit for the sale and purchase of mortgages between financial institutions insuring that mortgage DOCUMENTs are received and funds for the purchase of mortgages are wired from buyer to seller in the correct amount and in a specified time frame. The Company also acts as settlement agent on Home Equity loans and refinanced mortgage loans for its title insurance underwriters and certain banks/lenders.

Other public record searches provided by the Company include guaranteed tax searches, foreclosure certificates of title, surrogate court searches, UCC financial searches, franchise tax searches, judgment searches, new name searches, back title searches, bankruptcy searches and foreclosure searches. While these searches are most often needed by attorneys in connection with real estate transactions, they may be useful to other customers for other purposes, for example, to lenders extending credit.

Due to the increasing number of residential bank foreclosures, the Company has seen a significant increase in revenues from the sale of foreclosure related title search products. The Company's ability to provide these services on a statewide basis has enhanced its market penetration in the foreclosure area.

Title Insurance -

Title insurance policies are statements of the terms and conditions upon which the title insurance underwriter will insure title to real estate, showing ownership, outstanding liens, encumbrances and other matters of public record. The beneficiaries of title insurance policies are generally buyers of real property and secured lenders, and the policy amount is usually based upon either the purchase price of the property or the amount of the loan secured by the property. The title policy protects the insured against title defects, liens and encumbrances not specifically excepted from its coverage. Most lenders require title insurance as a condition to making loans secured by real estate.

Title insurance is substantially different from other TYPEs of insurance. Fire, auto, health and life insurance protect against losses due to future events that cannot generally be eliminated. Title insurers, however, seek to eliminate future losses by accurately performing record searches and examinations of title to real property, and to the extent possible, requiring that obvious defects be "cured" as a condition of and prior to issuance of the policy.

Among the most commonly issued title insurance policies are standard or extended coverage policies for owners and lenders. Owners' policies insure title to real estate against defects in, liens, or encumbrances against title, unmarketability of title and lack of access to the subject property. Lenders' policies insure against the invalidity of the lien of the insured mortgage, insure the priority of the lien or encumbrance as stated in the title policy, and insure against the invalidity of any assignment of the insured mortgage provided the assignment is shown in the policy. The terms of coverage have generally become standardized in accordance with forms approved by industry groups such as the American Land Title Association.

Title Insurance (Continued) -

Since title insurance premiums are based upon mortgage amounts and tend to be higher on a per unit basis than amounts charged for abstract services, labor costs as a percentage of revenue in title insurance are lower than in abstract services. As a result, gross margin levels are higher. Therefore, one of the Company's main goals has been to increase its revenues from title insurance.

The title insurance premium is based upon the policy amount and the TYPE of coverage provided by the policy. Title insurance rates, including those of the Company's competitors, are regulated by the State of New York Insurance Department. The premium for title insurance is due and must be paid in full prior to the issuance of the policy which is generally on the closing date of the real estate transaction.

The use of title insurance in connection with real estate transactions, particularly residential purchases and financing, in the Company's marketing area has been significantly increased since the early 1980's by the expanded role of the national secondary residential mortgage market, and the growth of nationwide lending, both residential and commercial, by banks and insurance companies. As a result, almost all residential and commercial real estate transfers and/or financings, except most home equity transactions, involve the issuance of a title insurance policy. This same period of time has seen, until recently, a general inflation of real estate prices resulting in increasing levels of insurance coverage and related premiums. However, this expanding market has also seen a significant increase in the number of companies providing such insurance in the Company's marketing area, both directly and through agents.

The Company is not a title insurance underwriter. In selling title insurance, the Company acts as agent for several national title insurance underwriting companies. The Company has agency relationships with the following title insurance underwriters: Old Republic National Title Insurance Company, Albany, New York; Stewart Title Insurance Company, New York City; and Lawyers Title Insurance Corporation, Richmond, Virginia. Generally, such relationships are cancelable by either part upon short notice. The Company believes that in the event of the cancellation of its existing agency relationships, it would have no difficulty in securing similar relationships with other title insurance underwriters.

The choice of an underwriter by the Company is based upon such considerations as the amount of the premium "split" offered, which varies among underwriters, the terms under which the title underwriter will require indemnification for policy losses attributable to errors made by the Company in searching and examining the title, the scope of services offered to the agency by the title underwriter, and the fact that certain underwriters will not insure titles in certain geographical areas within New York State. Typically, the title insurance premium "split" is approximately 80% to the Company and 20% to the underwriter.

The title insurance underwriters for which the Company acts as agent are licensed by the State of New York. Currently there is no requirement under New York law that requires an agent such as the Company to hold a license.

Appraisals -

In 1989, the Company added to its services the furnishing of residential real estate appraisals. With the purchase of Proper Appraisal Specialists, Inc. in 1991, the Company added the appraisal of commercial properties to its product line.

Since that time, appraisals were performed by certified and/or licensed appraisers under the guidance of either a Senior Residential Appraiser (SRA) or an individual with a General Appraisal License from New York State. In areas where the Company did not have a direct branch operation, the Company procured the services of licensed appraisers on a subcontractor basis. As a result of an agreement dated September 27, 1995, the Company sold the assets of its appraisal division to Rynne, Murphy and Associates, Inc., a well-know, professional residential/commercial real estate appraisal company located in Rochester, New York.

Appraisals (Continued) -

Under this strategic partnership arrangement with Rynne, Murphy and Associates, Inc., the Company will continue to market and sell appraisals to its customers. However, since the appraisal reports will be prepared by Rynne, Murphy and Associates staff appraisers, the Company has and will continue to realize a substantial savings in payroll and other overhead expense associated with running its appraisal operation.

Appraisal services provide an estimated value for a particular property. Appraisals are required in a variety of situations including transfer of ownership, financing, tax matters, relocation services, insurance purposes, estimation of liquidation value and divorce. The Company's customers for appraisals have included lending institutions, banks, attorneys, municipalities, relocation companies, government agencies, corporations and private individuals. The Company's errors and omissions insurance coverage also covers appraisal services. Since the signing of this agreement, all of the Company's appraisals were performed by Rynne, Murphy & Associates, Inc. for which the Company was paid a commission for the placement of orders. However, since the Company's marketing efforts have de-emphasized appraisal products in favor of more profitable product lines, associated appraisal orders and revenues have decreased significantly. As a result, the Company is currently only receiving the guaranteed payment of $1,250 per quarter payable under the agreement with Rynne, Murphy and Associates.

MARKETING

Services and products provided by the Company are utilized in substantially all commercial and residential real estate transactions. Therefore, its marketing efforts are directed primarily toward the persons who place the orders for such services and products in the typical real estate transaction or other real estate related activity - attorneys, mortgage brokers, lenders, builders, and other persons and entities engaged in the real estate business generally.

Marketing activities are conducted by a direct sales force of two employees under the direction of the Company's Director of Sales and Marketing. Assistance and technical support is provided by all of the Company's branch office managers. Other marketing efforts include direct solicitation and advertising in publications targeted to serve mortgage lenders and attorneys, attendance at trade shows and conventions and news releases.

The Company believes that its ability to offer many of the services and products necessary in a real estate transaction is an important factor in the attraction and retention of a business, since customers can therefore order those items from a single source. In its marketing activities, the Company emphasizes this factor and the equally important factors of competitive price, accuracy, response time, excellent service and reliability, all of which the Company believes it provides to its customers.

COMPETITION

The title insurance industry is highly competitive The competition for potential customers are from two main categories. The first are the large, integrated national or statewide companies which underwrite their own title insurance policies either directly or through agents. Such agents include not only independent companies, but also attorneys who sell title insurance policies as "examining counsel" for underwriters of title insurance. The second are the small, local companies which provide abstracts and write policies only as agents for others. Both TYPEs of companies are found in the markets served by the Company and offer substantial competition. Because of the relative ease of entry into the market place, the Company may meet additional competition from newly formed companies in one or more of its market areas.

The use of title insurance in residential real estate transactions has grown in recent years because of the development of the national secondary residential mortgage market which requires title insurance for virtually all residential mortgages. Also, in recent years, institutional lenders have generally required title insurance in virtually all commercial mortgages. However, during the same period, there has been a significant increase in the number of companies providing such insurance in the Company's market area, both directly and through agents.

Primary factors which effect competition are timeliness and quality of service. Prices for abstract and appraisal services are generally comparable among vendors. However, in recent years, the Company experienced significant price competition from new abstract companies entering its market areas. Prices for title insurance are standardized and regulated by the New York State Insurance Department which requires that rates be filed for approval by the New York State Title Insurance Rate Service Association, Inc. (TIRSA). Personal relationships are extremely important in retaining business and obtaining new business. Excellent service and reliability, which the Company believes it provides are the principle means of developing and maintaining such relationships.

FACILITIES AND EQUIPMENT

The Company leases its home office from an affiliated partnership. The building contains approximately 9,000 square feet. Annual rent is $72,000, pursuant to a lease expiring June 30, 2000. The Company believes that the terms of its rental are at least comparable to those which it might have obtained if dealing with a non-affiliated third-party.

In addition, the Company leases space for its branch offices in Buffalo (3,993 square feet), Albany (1,410 square feet), Syracuse (2,087 square feet), Binghamton (760 square feet), Utica (1,611 square feet) and Oswego (350 square feet).

The Company also leases space in the County Clerk's offices in Monroe, Erie, Onondaga and Niagara counties, and occupies space in the County Clerk's office in Oneida County.

FINANCING

The Company has adequate financing. The Company has a stable relationship with a regional bank which has provided funding for capital expenditures and working capital needs.

MANAGEMENT

William S. Gagliano is the Executive Vice President and is responsible for day-to-day operations of the Company Mr. Gagliano has been in the title insurance industry since joining the Company in 1987.

STOCK OWNERSHIP

Four Corners Financial Corporation has a single class of common stock with 15,000,000 shares authorized; 3,348,733 shares issued; and 3,293,733 shares outstanding at March 31, 1998.

The Company is presently in the process of adopting an amendment to the Company's restated Certificate of Incorporation providing for a reduction of the number of authorized shares to 150,000. This reduction will be accomplished through a 1 for 100 reverse stock split of the Company's common stock.

The stock is distributed as follows at March 31, 1998:

                                                     Shares               --%--

                                                     ------               -----
    Frank Iacovangelo                                919,287              27.9%
    Bernard Iacovangelo                              728,687              22.1%
    Patricia Iacovangelo                             500,000              15.2%
    Wegman Building Associates                       369,129              11.2%
    CEDE & Co.                                       127,439               3.9%
    Others (approx. 1,200)                           649,191              19.7%
                                                  ----------            -------
                                                   3,293,733             100.0%

The reverse stock split discussed above will reduce the number of shares outstanding to 32,937. The ownership percentages reflected above will not change as a result of this event.

COMPANY EXPECTATIONS

The Company operates in a mature industry with few barriers to entry. The Company does not intend to compete in new markets or offer additional services. Consequently, the Company believes it has reached a level of consistent earnings. The Company's growth and future operating results are expected to increase at the rate of inflation.

                        ECONOMIC AND INDUSTRY CONDITIONS

United States Economic Outlook

The U.S. economy is currently in a period of growth and expansion which is expected to continue through 1998. The increase in consumer spending was 5.6% in 1997. Economists predict a 4.4% increase in consumer spending during 1998. Another measure of economic growth is the increase in real disposable income. The increase in real disposable income was 2.9% in 1997 and forecasted at 3.6% in 1998. If the predictions are accurate, 1998 would be the highest increase in real disposable income in eight years. The unemployment rate is at its lowest level in over eight years. Housing starts were a record $1.48 million units in 1996 and $1.43 million units in 1997. Starts for 1998 are forecasted to remain the same.

New York Economic Outlook

The New York economy is also expanding although at a slower rate than the U.S. economy as a whole. Disposable income is expected to increase as wages increase while consumer prices remain stable. The unemployment rate in the Rochester and surrounding area was 4% during March, 1998. Unemployment is expected to increase, but should not exceed the U.S. rate of 4.9%. Houses sold has decreased from prior years while, due to refinancing, mortgage filings have increased. There is little pent-up demand for housing in New York State. Therefore, increases in residential construction should be minimal over the next five years. The market for existing home sales is expected to remain stable.

Outlook for the Title Insurance Industry

The outlook for the industry is dependent upon the level of real estate activity and the average price of real estate sales. Due to an increase in family income levels and decline of mortgage interest rates, the near-term outlook for real estate activity is fairly positive. However, in New York, many areas are experiencing reductions in population as more jobs become available in the South and Mid-West. Consequently, the outlook for real estate activity in New York is not expected to increase.

Title researches and title insurance sales are increasing as the number of refinanced mortgages are increasing. Demand is expected to be higher once real estate closings become part of the deal.

                        FINANCIAL ANALYSIS OF THE COMPANY

An analysis of the Company's historical sales trends, earnings growth and financial conditions serves to place its financial performance in a historical conTEXT and provides a starting point for estimating the Company's future financial performance. This analysis is an essential step in our valuation.

Exhibit I presents the Company's comparative financial statements for 1993 through 1997.

BALANCE SHEET

The assets of the Company were fairly steady from 1993 through 1997 due to the stability of the Company's operations as well as real estate market conditions. At March 31, 1998, the Company's condensed balance sheet was as follows :

                                     ASSETS

  Cash  and equivalents                                     $        29,074
  Cash - escrow deposits                                             32,662
  Accounts receivable                                               670,251
  Other                                                               8,483
  Title plant                                                       419,905
  Property and equipment, net                                       114,663
  Other assets                                                        6,627
                                                            ----------------
                                                            $     1,281,665

                                                            ----------------
                                                            ----------------

                             LIABILITIES AND EQUITY

  Line-of-credit                                            $       100,000
  Accounts payable                                                  389,055
  Escrow deposits                                                    32,662
  Accrued expenses                                                   42,263
  Long-term debt                                                    266,890
  Equity                                                            450,795
                                                            ---------------
                                                            $     1,281,665

                                                            ---------------
                                                            ---------------

The historical financial information presented above is included solely to assist in the development of the value conclusion presented in this report, and it should not be used to obtain credit or for any other purpose. Because of the limited purpose of this presentation, it may be incomplete and contain departures from generally accepted accounting principles. We have not audited, reviewed, or compiled this presentation and express no assurance on it.

INCOME STATEMENT

Operating results for the twelve months ended March 31, 1998 are summarized on a normalized basis as follows :

   Revenue                                                 $     4,095,133
   Direct costs of revenue                                        (862,662)
                                                           ----------------
         Gross profit                                            3,232,451

                                                           ----------------
   Operating expenses                                           (2,735,665)

                                                           ----------------
   Income from operations                                          496,786
   Interest, net                                                   (41,569)

                                                           ----------------
   Pre-tax net income                                      $       455,217
                                                           ----------------
                                                           ----------------

This summary of operating results includes normalization adjustments made solely to assist in the development of the value conclusions presented in this report. Normalization adjustments are hypothetical in nature and are not intended to present restated historical results or forecasts of the future in accordance with AICPA standards. Adjustments were made to more accurately reflect the normal operations of the Company.

ADJUSTMENTS TO FINANCIAL STATEMENTS

Balance Sheet -

We analyzed the balance sheet to determine the existence of any non-operating assets or assets with a fair value in excess of book value. In connection with this analysis, we reviewed the title plant. Title plant consists of copies of public records, maps and other relevant historical DOCUMENTs, which facilitate the preparation of title abstract reports without the necessity of manually searching official public records.

We determined that the fair value of the asset is equal to identifiable costs incurred related to the activities necessary to construct the title plant. No adjustment was required as a result of this analysis.

Income Statement -

We analyzed the income statement to determine the existence of non-recurring expenses and costs which do not relate to operations. The following adjustments were required:

Extraordinary Items

Extraordinary items represent income earned on debt forgiveness. These gains were realized in 1994 and 1997 and are not expected to occur in the future.

Provision for Income Taxes

The provision for income taxes has reflected the use of net operating loss carryforwards which have been fully utilized at March 31, 1998. The provision for income taxes was adjusted to reflect the federal and state tax rates expected to apply to future taxable income.

Officers' Compensation

Historical officers' compensation reflects the Company's ability to pay and not the value of services actually performed. An adjustment was made to adjust officers' compensation to the cost of replacing the officers' services.

Loss on Disposal of Property

The Company does not currently own any obsolete or unused equipment. Past property disposals are considered to be non-recurring events.

Bad Debt Expense

Bad debt expense includes the increase and reduction of the allowance for doubtful accounts recorded in accounts receivable. Historically, the Company has experienced losses due to uncollectibility on approximately 2% of annual sales. The adjustment to bad debt expense reflects a more accurate amount for bad debts based on sales volume.

Consulting Expense

A non-recurring charge for outside consultants was incurred in 1993. This expense is not expected to occur in the future.

Depreciation

Historical depreciation expense reflects the depreciation of old assets which are currently fully depreciated but are not expected to be replaced. The adjustment to depreciation expense reflects the Company's expectation of future property and equipment additions.

Amortization of Intangibles

The Company recorded intangible assets in connection with the acquisition of certain branch offices. The amortization of these assets was completed in 1995.

                                VALUATION METHODS

METHODOLOGY

There are many factors that must be considered in the valuation of a business enterprise. Among them is the pattern of historical performance and earnings, the company's competitive market position, experience and quality of management, marketability and others. These factors are embraced by the Internal Revenue Service's Revenue Ruling 59-60 which outlines relevant considerations to be used as a valuation guideline:

     1. The nature of the business and the history of the enterprise from its inception.

     2. The economic outlook in general and the condition and outlook of the industry in particular.

     3. The book value of the stock and the financial condition of the business.

     4. The earning capacity of the Company.

     5. The dividend-paying capacity.

     6. Whether or not the enterprise has goodwill or other intangible value.

     7. Sales of the stock and the size of the block of stock to be valued.

     8. The market price of stocks of corporations engaged in the same or a similar line of business having their stocks traded in a free and open market, either on an exchange or over the counter.

The factors, guidelines, techniques and considerations outlined in Revenue Ruling 59-60 are often categorized into three distinct approaches for valuing the stock of privately-held companies. Accordingly, the development of a Fair Market Value opinion is based on the utilization of three basic approaches to value, namely the Income Approach, which uses the capitalized or discounted future returns methods, the Market Approach, and the Asset Based Approach. Other methods, such as the excess earnings method, do not fall under one of these approaches but may be useful in developing the Fair Market Value opinion. Value indications derived through the applicable methods under each approach are then analyzed in association with specific entity, economic and industry data to formulate an objective opinion as to the Fair Market Value of the particular equity interest of the subject business.

The following sections of this report will describe the methods used to calculate the Fair Market Value of the subject interest. As discussed previously, we have used a capitalization of earnings method in estimating a value for the Company.

CAPITALIZATION OF EARNINGS METHOD

A commonly used approach to the valuation of closely-held securities is the capitalization of adjusted earnings. Whether a potential buyer of a closely-held company is looking for future growth or current income, they will rely heavily on the earnings record of the company, as reflected in the income statement.

To capitalize earnings, we multiplied adjusted earnings by a factor appropriate for the particular company at the determined valuation date. The rate of return was determined based on the risk involved.

The measurement of earnings which we focused on for this business valuation is adjusted net income.

We adjusted earnings to reflect the current earning power of the business. We reviewed all expenses, including compensation, rents, non-recurring expenses and depreciation and made the appropriate adjustments.

Capitalization Rate -

The rate used to capitalize the earnings of the Company is the estimated rate of return currently available in the market on alternative investments with comparable risk. Our estimate of the capitalization rate of 22.7% is derived from market evidence and is the sum of the following components:

1. A risk-free investment rate, which is represented by the yield on 20-year U.S. Treasury Bonds as of the valuation date.

2.   A premium for risk, which is the sum of the following:

     a. An equity risk premium, which is the expected premium over the risk-free rate that investors expect to get by investing in a broad index of the common stock market (such as Standard & Poor's stock composite average), modified by the market's perceived measure of relative risk for the subject industry.

     b. An additional premium for the extra risk associated with the size of the Company.

     c. An additional premium for other risk factors specific to the Company relating to its operations.

     In determining an adjustment for other risk factors that should be provided for Four Corners Financial Corporation we considered the following primary factors:

          The Company is regional and is dependent on the local economy.

          There are few barriers to entry.

          Most customers are loyal to their agent, not necessarily the company their agent works for.

          The Company does not provide specialized or proprietary services.

          The Company does not control significant market share in any market it operates in.

          The Company has a current ratio of less than 1.

          The Company is highly leveraged.

          The Company operates in a mature industry.

          The Company has not experienced stable operating margins and earnings in recent years.

The interest rate on long-term U.S. Treasury Bonds was 6.0% on the valuation date.

We have assigned a basic equity risk premium as of the valuation date of 8.2%. This premium is based on an average buyer's demand for higher return on equity investments in the U.S. stock market as opposed to risk-free investments. In addition, we have assigned a risk premium of 6.0% for the Company's relatively small size.

Finally, we added a risk premium of 5.0% for the specific risks associated with Four Corners Financial Corporation's operations

 .

The following table summarizes the build-up of the capitalization rate:

      Risk-free investment rate                                          6.0%
      Equity risk premium                                                8.2%

                                                                     --------
      Average market return                                             14.2%

      Risk premium for company size                                      6.0%
      Other risk factors                                                 5.0%

                                                                     --------
      Discount rate                                                     25.2
      Average growth rate                                               (2.5)%

                                                                     --------
      Capitalization Rate                                               22.7%

                                                                     --------
                                                                     --------
DISCOUNTS

Once the fair market value of the Company was determined, we considered the need to adjust that value for other reasons. For the purpose of this valuation, we applied discounts to reflect a lack of liquidity, and the lack of control associated with a minority interest.

The availability of the illiquidity discount is based on the inability of an owner to quickly convert his investment to cash. The discount used is based on various studies performed in this area. These studies focus on the actual discounts realized on sales of restricted shares of publicly traded companies and sales of closely-held company shares compared to the prices of subsequent initial public offerings of those shares. In the case of Four Corners Financial Corporation, the Company is a public company. However, trading has been limited since 1989. The stock is currently listed in pink sheets with virtually no market for its shares. Consequently, an illiquidity discount is applicable for this valuation, although this discount is less than it would be if the company was not publicly traded. For the purpose of this valuation, we applied an illiquidity discount of 10%.

A minority discount is used to reflect the practical difficulties that a minority shareholder experiences in influencing management or affecting liquidation in order to convert his shares to cash. Usual discounts vary nationwide, but fall in the range of 10% - 50%. For the purpose of this valuation, we applied a minority discount of 25%.

                       FOUR CORNERS FINANCIAL CORPORATION

                        CAPITALIZATION OF EARNINGS METHOD


                                                                                   1993            1994            1995
                                                                                   ----            ----            ----
Net income (loss)                                                             $      56,013   $    (469,030)  $      97,384

Adjustments:

     Extraordinary items                                                                  -         (65,000)              -
     Provision for income taxes                                                     (21,083)        (46,851)        (59,846)
     Officers' compensation                                                         (29,077)         37,070         (80,000)
     Loss on disposal of property                                                         -          14,932          40,596
     Bad debt expense                                                               (83,030)         26,087            (769)
     Consulting expense                                                              26,991               -               -
     Depreciation                                                                    77,287          78,839          64,647
     Amortization of intangibles                                                     16,501          14,603          14,655
                                                                                -----------      ----------      ----------
Adjusted net income                                                                  43,602        (409,350)         76,667
                                                                                -----------      -----------     ----------
Earnings representative of expected future earnings

Capitalization factor

Capitalization of earnings valuation

                                                                                                                Expected
                                                                                                                 Future
                                                                                   1996           1997          Earnings
                                                                                   ----           ----         ----------
Net income (loss)                                                             $      85,718   $     202,238

Adjustments:

     Extraordinary items                                                                 -          (14,100)
     Provision for income taxes                                                     (48,295)       (103,862)
     Officers' compensation                                                         (80,000)        (80,000)
     Loss on disposal of property                                                         -           7,836
     Bad debt expense                                                                40,039          36,532
     Consulting expens                                                                    -               -
     Depreciation                                                                    48,995          28,854
     Amortization of intangibles                                                          -               -
                                                                                 ----------      ----------  -------------
Adjusted net income                                                                  46,457          77,498
                                                                                 ----------      ----------  -------------
Earnings representative of expected future earnings                                                          $    161,000(1)

Capitalization factor                                                                                               4.405
                                                                                                             -------------
Capitalization of earnings valuation                                                                         $    709,200
                                                                                                             -------------
                                                                                                             -------------

(1) When using a capitalization of earnings method, the amount capitalized is the earnings which are most similar to what is expected to exist in the future. The simple average of historical earnings was negative while 1998 net income is expected to exceed $200,000. Expected future net income was determined based on management's belief that income levels achieved during 1997 and the first quarter of 1998 can be achieved and will grow at the rate of inflation. Therefore, the amount capitalized was $161,000.

                                VALUATION SUMMARY

The indicated value of the Company's operations under the method selected as of March 31,1998 is $709,200.

The operating value of the Company after the application of applicable discounts is calculated as follows:


Capitalization of earnings method                                                                 $      709,200

Less:  Discount for lack of liquidity (10%)                                                              (70,900)
                                                                                                  ---------------
                                                                                                         638,300

Less:  Minority interest discount (25%)                                                                 (159,600)
                                                                                                  ---------------
Operating value of a minority interest in the Company                                             $      478,700

                                                                                                  ---------------
                                                                                                  ---------------

Tangible Net Worth Adjustment

In order to determine the total value of the Company, it is necessary to adjust the value for excess or insufficient equity. Based on an analysis of the financial position of Four Corners Financial Corporation, we determined that sufficient equity is approximately $534,500 at March 31, 1998. The unadjusted stockholders' equity of Four Corners Financial Corporation at March 31, 1998 was $450,800. The required tangible net worth adjustment is $83,700 calculated as follows:


Stockholders' equity - unadjusted                                                                 $      450,800

Required equity                                                                                         (534,500)
                                                                                                  ---------------
Tangible net worth adjustment                                                                     $      (83,700)
                                                                                                  ---------------
                                                                                                  ---------------
The resulting value of the Company using the capitalization of earnings method is calculated as follows:

Operating value of the Company                                                                    $      478,700

Insufficient equity                                                                                      (83,700)
                                                                                                  ---------------
Value of 100% of the common stock on a minority interest basis                                           395,000

Divide by number of shares outstanding                                                                 3,293,733
                                                                                                  ---------------
Per share value                                                                                   $          .12
                                                                                                  ---------------
                                                                                                  ---------------

                                                                       Exhibit I

                       HISTORICAL FINANCIAL INFORMATION OF
                       FOUR CORNERS FINANCIAL CORPORATION

                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY

                       HISTORICAL BALANCE SHEET COMPARISON

                                                12/31/93        12/31/94       12/31/95        12/31/96        12/31/97
                                                --------        --------       --------        --------        --------

ASSETS:

Current assets:

   Cash                                      $      99,652   $      28,932   $      62,791  $      36,612   $      92,623
   Cash - escrow deposits                           48,873          70,633          90,403         74,540         240,465
   Accounts receivable                             843,377         478,094         465,181        510,762         573,623
   Other                                            41,077          16,900          15,816         13,414          11,569
                                             -------------   -------------   -------------  -------------   -------------
      Total current assets                       1,030,979         594,559         634,191        635,328         918,280
                                             -------------   -------------   -------------  -------------   -------------
PROPERTY AND EQUIPMENT, net                        399,053         305,358         195,940        142,523         110,240
                                             -------------   -------------   -------------  -------------   -------------
OTHER ASSETS                                        44,129          47,971          42,872         27,378           6,627
                                             -------------   -------------   -------------  -------------   -------------
TITLE PLANT                                        330,298         367,283         367,283        419,905         419,905
                                             -------------   -------------   -------------  -------------   -------------
                                             $   1,804,459   $   1,315,171   $   1,240,286  $   1,225,134   $   1,455,052
                                             -------------   -------------   -------------  -------------   -------------
                                             -------------   -------------   -------------  -------------   -------------

CURRENT LIABILITIES:

   Line-of-credit                            $     140,000   $      50,000   $      35,000  $      50,000   $     100,000
   Current portion of notes payable                114,629         106,745         331,211         97,050         102,559
   Current portion under capital lease
      lease obligation                              42,220          45,805          32,738              -
   Accounts payable                                361,175         455,866         393,179        425,697         373,843
   Accounts payable - related parties               65,663               -          20,000         21,400          19,907
   Escrow deposits                                  46,873          70,633          90,403         74,540         240,465
   Other accrued expenses                           93,520          63,639          50,886         63,953         107,779
   Accrued income taxes                              6,600               -           1,500          1,500           3,296
   Current portion of subordinated debt
     due to officer/principal stockholder                -               -          27,500         18,000          18,000
                                             -------------   -------------   -------------  -------------   -------------
      Total current liabilities                    870,680         792,688         982,417        752,140         965,849
                                             -------------   -------------   -------------  -------------   -------------
LONG-TERM LIABILITIES:

   Notes payable, net of current portion           244,096         330,937           1,674        140,171          91,642
   Obligations under capital lease, net             62,432          33,325             590              -
   Subordinated debt due to
     officer/principal stockholder                 200,000         200,000         200,000        216,500          79,000
                                             -------------   -------------   -------------  -------------   -------------
      Total long-term liabilities                  506,528         564,262         202,264        356,671         170,642
                                             -------------   -------------   -------------  -------------   -------------
      Total liabilities                          1,377,208       1,356,950       1,184,681      1,108,811       1,136,491
                                             -------------   -------------   -------------  -------------   -------------
STOCKHOLDERS' INVESTMENT                           427,251        (41,779)          55,605        116,323         318,561
                                             -------------   -------------   -------------  -------------   -------------
                                             $   1,804,459   $   1,315,171   $   1,240,286  $   1,225,134   $   1,455,052
                                             -------------   -------------   -------------  -------------   -------------
                                             -------------   -------------   -------------  -------------   -------------

The historical financial information presented above is included solely to assist in the development of the value conclusion presented in this report, and it should not be used to obtain credit or for any other purpose. Because of the limited purpose of this presentation, it may be incomplete and contain departures from generally accepted accounting principles. We have not audited, reviewed or compiled this presentation and express no assurance on it.

                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY

                     HISTORICAL INCOME STATEMENT COMPARISON


                                                   12/31/93        12/31/94        12/31/95        12/31/96        12/31/97
                                                   --------        --------        --------        --------        --------
REVENUE                                          $   5,828,136  $   4,779,546   $   3,822,215   $   3,706,778   $   3,789,864

COST OF REVENUE                                       (978,868)    (1,045,319)       (798,897)       (770,834)       (814,035)
                                                    -----------    -----------     -----------     -----------     -----------
      Gross profit                                   4,849,268      2,734,227       3,023,318       2,935,944       2,975,829

OPERATING EXPENSES                                  (4,717,398)    (4,228,331)     (2,811,810)     (2,786,219)     (2,733,595)
                                                    -----------    -----------     -----------     -----------     -----------

INCOME (LOSS) FROM OPERATIONS                          131,870       (494,104)        211,508         149,725         242,234

LOSS ON DISPOSAL OF PROPERTY                                          (14,932)        (40,596)              -          (7,836)

INTEREST, NET                                          (66,063)       (71,845)        (72,028)        (60,661)        (45,560)
                                                    -----------    -----------     -----------     -----------     -----------
INCOME BEFORE INCOME TAXES
   AND EXTRAORDINARY ITEM                               65,807       (580,881)         98,884          89,064         188,838

BENEFIT FROM (PROVISION FOR)
     INCOME TAXES                                       (9,794)        46,851          (1,500)         (3,346)           (700)
                                                    -----------    -----------     -----------     -----------     -----------
NET INCOME (LOSS) BEFORE
   EXTRAORDINARY ITEMS                                  56,013       (534,030)         97,384          85,718         188,138

EXTRAORDINARY ITEMS                                          -         65,000               -               -          14,100
                                                    -----------    -----------     -----------     -----------     -----------
NET INCOME                                       $      56,013  $    (469,030)  $      97,384   $      85,718   $     202,238
                                                    -----------    -----------     -----------     -----------     -----------
                                                    -----------    -----------     -----------     -----------     -----------

The historical financial information presented above is included solely to assist in the development of the value conclusion presented in this report, and it should not be used to obtain credit or for any other purpose. Because of the limited purpose of this presentation, it may be incomplete and contain departures from generally accepted accounting principles. We have not audited, reviewed, or compiled this presentation and express no assurance on it.

================================================================================
                                   APPENDIX A
                       ASSUMPTIONS AND LIMITING CONDITIONS

================================================================================


This valuation is subject to the following assumptions and limiting conditions:

1. Information, estimates, and opinions contained in this report are obtained from sources considered to be reliable. However, we assume no liability for such sources.

2. The Company and its representatives warranted to us that the information they supplied was complete and accurate to the best of their knowledge and that the financial statement information reflects the Company's results of operations and financial condition in accordance with generally accepted accounting principles, unless otherwise noted. Information supplied by management has been accepted as correct without further verification, and we express no opinion on that information.

3. Possession of this report, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purpose by anyone but the client without the previous written consent of the client or us and, in any event, only with proper attribution.

4. We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the Company being valued, unless previous arrangements have been made.

5. The various estimates of value presented in this report apply to this valuation only and may not be used out of the conTEXT presented therein. This valuation is valid only for the purpose or purposes specified herein.

6. This valuation reflects facts and conditions existing at the valuation date. Subsequent events have not been considered, and we have no obligation to update our report for such events and conditions.

================================================================================
                                   APPENDIX B

                            APPRAISERS' CERTIFICATE

================================================================================


We certify that, to the best of our knowledge and belief:

     The statements of fact contained in this report are true and correct.

     The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions and conclusions.

     Our analyses, opinions and conclusions were developed, and this report was prepared, in conformity with Uniform Standards of Professional Appraisal Practice.

     We have no present or prospective interest in the property that is the subject of this report and we have no personal interest or bias with respect to the parties involved.

     Our compensation is not contingent on an action or event resulting from the analyses, opinions, conclusions in, or the use of this report.

     This report was prepared under the direction of Thomas F. Bonadio, CPA, with significant professional assistance from Douglas P. Sosnowski, CPA.

================================================================================
                                   APPENDIX C
                          STATEMENT OF QUALIFICATIONS

================================================================================


Thomas F. Bonadio, CPA

Position:

--------

Managing Partner of Bonadio & Co., LLP, Certified Public Accountants, Rochester, New York.

Profile:

Mr. Thomas F. Bonadio is a native of Rochester and has a B.B.A. degree in Accounting from St. John Fisher College. After graduation in 1971, he joined the Small Business Division of Arthur Andersen & Co.'s Rochester office. He specialized in providing business advice to closely-held companies and their owners.

Mr. Bonadio left Arthur Andersen & Co. in 1978 and became a founding partner of the firm. Since that time, he has devoted his efforts to servicing closely-held entities in the Rochester area.

Mr. Bonadio is active in community life, serving as a Commissioner of the Monroe County Case Commission, Monroe County Jobs Creation Task Force and on the St. John Fisher College Alumni Activities Committee. He was certified in 1973 and is a member of the American Institute of Certified Public Accountants. He has served on the adjunct faculty of the Rochester Institute of Technology and as a Trustee and Chairman of the Accounting Advisory Board of St. John Fisher College.

Specialty Areas:

---------------
Strategic Business Planning
Sales and Acquisitions of Businesses
Banking Relationships, Securing Bank Financing
Capital Formation

================================================================================
                                   APPENDIX C
                          STATEMENT OF QUALIFICATIONS

================================================================================


Douglas P. Sosnowski, CPA

Position:

--------
Manager of Business Valuation Services Group of Bonadio & Co., LLP, Certified Public Accountants, Rochester, New York.

Education:

---------
Graduated with honors from the State University of New York at Buffalo with a B.S. in Accounting (1989). Continuing professional education credits have been earned through the AICPA's Certificate of Educational Achievement Program for Business Valuation.

Professional Affiliations:

-------------------------
American Institute of Certified Public Accountants (AICPA).
New York State Society of Certified Public Accountants (NYSSCPA).

Institute of Management Accountants (IMA).
National Association of Certified Valuation Analysts (NACVA).

Institute of Business Appraisers (IBA).

Community Affiliations:

----------------------
Member of Kiwanis International

Member of the Board of Directors of the Rochester Family Resource Centers. Treasurer of the Webster Avenue Family Resource Center.

Professional History:

--------------------
Auditing and small business consulting (1989 - 1998).

Relevant Experience:

-------------------
Mr. Sosnowski's experience includes consulting with closely-held corporations and professional partnerships. He has been involved in the preparation of business valuations in connection with ESOPs, estate planning, succession planning, buy/sell agreements and mergers & acquisitions.

                                    EXHIBIT C

                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

The following pro forma balance sheet has been derived from the balance sheet of the Company at March 31, 1998 and adjusts such information to give effect to the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock as if the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock had occurred at March 31, 1998. The pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that actually would have resulted if the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock had been consummated at March 31, 1998. The pro forma balance sheet should be read in conjunction with the notes thereto and the Company's consolidated financial statements and related notes thereto incorporated by reference in this proxy statement.


                                                                              Pro Forma
                                                                Actual       Adjustments      Pro Forma
                                                                ------       -----------      ---------
        CURRENT ASSETS:

          Cash                                               $     29,074   $          -    $      29,074
          Cash - escrow deposits                                   32,662              -           32,662
          Accounts   receivable,   net  of  allowance   for
          doubtful accounts of  $90,000  and  $84,000  in
          1997  and  1996, respectively                           670,251              -          670,251

          Prepaid expenses                                          5,983              -            5,983
          Current portion of note receivable                        2,500              -            2,500
                                                             ------------   ------------    -------------

             Total current  assets                                740,470              -          740,470
                                                             ------------   ------------    -------------

        PROPERTY AND EQUIPMENT, net                               114,663              -          114,663
                                                             ------------   ------------    -------------

        OTHER ASSETS:

          Security deposits                                         6,627              -            6,627
                                                             ------------   ------------    -------------

                                                                    6,627              -            6,627
                                                             ------------   ------------    -------------

        TITLE PLANT                                               419,905              -          419,905
                                                             ------------   ------------    -------------

                                                             $  1,281,665   $          -    $   1,281,665
                                                             ------------   ------------    -------------


        LIABILITIES AND STOCKHOLDERS' INVESTMENT

        CURRENT LIABILITIES:

          Line-of-credit                                     $    100,000   $          -    $     100,000
          Current portion of notes payable                        107,205              -          107,205
          Current portion of subordinated debt
           due to officer/stockholder                              18,000              -           18,000
          Accounts payable                                        374,969          4,232          414,201
                                                                                  35,000

          Accounts payable - related parties                       14,086              -           14,086
          Escrow deposits                                          32,662              -           32,662
          Accrued income taxes                                      3,296              -            3,296
          Other accrued expenses                                   38,967              -           38,967
                                                             ------------   ------------    -------------

             Total current liabilities                            689,185         39,232          728,417
                                                             ------------   ------------    -------------

        LONG-TERM LIABILITIES, net of current portion:

          Notes payable                                            67,185              -           67,185
          Subordinated debt due to officer/stockholder             74,500              -           74,500
                                                             ------------   ------------    -------------

             Total long-term liabilities                          141,685              -          141,685
                                                             ------------   ------------    -------------

             Total liabilities                                    830,870         39,232          870,102
                                                             ------------   ------------    -------------

        STOCKHOLDERS' INVESTMENT(1)

          Common stock; $4.00 par value; 150,000 shares
          authorized;  33,273  issued and 32,723  shares
          outstanding                                             133,752           (857)2        132,895

          Additional paid-in capital                              835,402         (2,665)2        797,737
                                                                                 (35,000)3
          Accumulated deficit                                    (487,734)          (710)2       (488,444)
          Treasury stock at cost; 550 shares                      (30,625)             -          (30,625)
                                                             ------------   ------------    -------------

             Total stockholders' investment                       450,795        (39,232)         411,563
                                                             ------------   ------------    -------------

                                                             $  1,281,665   $          -    $   1,281,665
                                                             ============   ============    =============

                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY
                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME


The following pro forma statements of income have been derived from the statements of income of the Company for the year ended December 31, 1997 and the three months ended March 31, 1998 and adjust such information to give effect to the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock as if the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock had occurred on January 1, 1997 and January 1, 1998, respectively. The pro forma statements of income are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have resulted if the 1 for 100 reverse stock split and redemption of certain fractional shares of common stock had been consummated on January 1, 1997 or January 1, 1998, respectively, nor which may result from future operations.

                                                                           Year Ended December 31,1997
                                                                           ---------------------------

                                                                                    Pro Forma
                                                                  Actual           Adjustments       Pro Forma
                                                                  ------           -----------       ---------
REVENUE:
    Title insurance premiums                                  $   1,318,443       $           -      $    1,318,443
    Abstract and appraisal fees                                   2,471,421                   -           2,471,421
                                                              -------------       -------------      --------------

                                                                  3,789,864                   -           3,789,864
                                                              -------------       -------------      --------------

DIRECT COSTS OF REVENUE:
    Title insurance premiums                                       (310,614)                  -           (310,614)
    Abstract and appraisal services                                (503,421)                  -           (503,421)
                                                              -------------       -------------      -------------

                                                                   (814,035)                  -           (814,035)
                                                              --------------      -------------      -------------

       Gross profit                                               2,975,829                   -           2,975,829

OPERATING EXPENSES                                               (2,733,595)                  -         (2,733,595)
                                                              -------------       -------------      -------------

    Income from operations                                          242,234                   -             242,234
                                                              -------------       -------------      --------------

OTHER EXPENSES:
    Interest                                                        (45,560)               (710)2          (46,270)
    Loss on disposal of property                                     (7,836)                  -             (7,836)
                                                              -------------       -------------      -------------

       Income before income taxes and extraordinary item            188,838                (710)            188,128

PROVISION FOR INCOME TAXES                                             (700)                  -               (700)
                                                              -------------       -------------      -------------

INCOME BEFORE EXTRAORDINARY ITEM                                    188,138                (710)            187,428

EXTRAORDINARY ITEM - GAIN ON EXTINGUISHMENT
  OF DEBT, net of income tax of $4,000                               14,100                   -              14,100
                                                              -------------       -------------      --------------

NET INCOME                                                    $     202,238       $        (710)     $      201,528
                                                              =============       =============      ==============

NET INCOME PER SHARE:
    Income before extraordinary items                                                                $         5.72
    Extraordinary item                                                                                          .43
                                                                                                     --------------

    Net income per share                                                                             $         6.15
                                                                                                     ==============

WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING(1)                                                                                     32,723
                                                                                                     ==============


                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY

                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME


                                                                          Three Months Ended March 31, 1998
                                                                          ---------------------------------

                                                                                    Pro Forma
                                                                  Actual           Adjustments       Pro Forma
                                                                  ------           -----------       ---------
REVENUE:

    Title insurance premiums                                  $     355,508       $           -      $      355,508
    Abstract and appraisal fees                                     734,210                   -             734,210
                                                              -------------       -------------      --------------

                                                                  1,089,718                   -           1,089,718
                                                              -------------       -------------      --------------

DIRECT COSTS OF REVENUE:

    Title insurance premiums                                        (78,792)                  -            (78,792)
    Abstract and appraisal services                                (130,273)                  -           (130,273)
                                                              -------------       -------------      -------------

                                                                   (209,065)                  -           (209,065)
                                                              -------------       -------------      -------------

       Gross profit                                                 880,653                   -             880,653

OPERATING EXPENSES                                                 (738,786)                  -           (738,786)
                                                              -------------       -------------      -------------

    Income from operations                                          141,867                   -             141,867
                                                              -------------       -------------      --------------

OTHER EXPENSES:

    Interest                                                         (9,633)               (710)2          (10,343)
                                                              -------------       -------------      -------------

NET INCOME                                                    $     132,234       $        (710)     $      131,524
                                                              =============       =============      ==============

NET INCOME PER SHARE                                                                                 $         4.02
                                                                                                     ==============

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING(1)                                                                              32,723
                                                                                                     ==============


                FOUR CORNERS FINANCIAL CORPORATION AND SUBSIDIARY

                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

                      AND CONSOLIDATED STATEMENTS OF INCOME

(1) Reflects a 1 for 100 reverse stock split, reduction of the number of authorized common shares from 15,000,000 to 150,000 and a change in par value from $.04 to $4.00 per share. As a result of the reverse stock split and the redemption and cancellation of certain fractional shares (see 2), 32,723 common shares will be outstanding.

(2) Reflects redemption and cancellation of certain fractional common shares (after 1 for 100 reverse split) as follows:

                                                      Shares          Amount
                                                      ------          ------

  From 1992 1 for 4 reverse split                       3.30          $     990
  From 1998 1 for 100 reverse split                   211.03              2,532
                                                   ---------          ---------

                                                      214.33          $   3,522
                                                   =========          =========

    Also reflects approximately $710 of interest to be paid in conjunction with redemption of fractional shares from the 1992 1 for 4 reverse split.

(3) Reflects estimated total cost of 1998 reverse split and redemptions including legal, accounting and filing fees related to the transaction.